PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 23, 1998)

                                                    FILED PURSUANT TO RULE 424B2
                                                  REGISTRATION NUMBERS 333-17913
                                                                       333-63107
                                  $340,000,000
                            PAINE WEBBER GROUP INC.
                              6.45% NOTES DUE 2003
                                    --------

    Interest on the Notes will accrue from December 1, 1998 and will be payable by Paine Webber Group Inc. (the "Company") semi-annually on June 1 and December 1, beginning June 1, 1999.

    The Notes will mature on December 1, 2003 and are not redeemable prior to maturity.

                                  ------------

                                                                                   PER NOTE       TOTAL
                                                                                   ---------  --------------
Public Offering Price (1)........................................................     100.0%  $  340,000,000

Underwriting Discount............................................................       0.5%  $    1,700,000

Proceeds, before expenses, to the Company........................................      99.5%  $  338,300,000

(1) Purchasers will also be required to pay accrued interest from December 1, 1998.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

    We expect the Notes will be ready for delivery in book-entry form only through the Depository Trust Company on or about December 2, 1998.

    Our affiliates, including PaineWebber Incorporated ("PaineWebber") may use this prospectus supplement and the related prospectus in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at negotiated prices related to market prices at the time of sale.

                              -------------------

                            PAINEWEBBER INCORPORATED
                                  ------------

          The date of this prospectus supplement is November 25, 1998.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
                                                 PROSPECTUS SUPPLEMENT
Use of Proceeds............................................................................................         S-2
Capitalization of the Company..............................................................................         S-3
Ratio of Earnings to Fixed Charges.........................................................................         S-4
Description of Notes.......................................................................................         S-4
Underwriting...............................................................................................         S-5

                                                       PROSPECTUS

Available Information......................................................................................           2
Documents Incorporated by Reference........................................................................           2
The Company................................................................................................           3
Use of Proceeds............................................................................................           4
Ratios of Earnings to Fixed Charges........................................................................           4
Description of Securities..................................................................................           4
ERISA Matters..............................................................................................          16
Plan of Distribution.......................................................................................          17
Limitations on Issuance of Bearer Securities...............................................................          18
Legal Matters..............................................................................................          18
Experts....................................................................................................          18

    You should rely only on the information contained or incorporated by reference in this prospectus supplement or the prospectus. No one has been authorized to provide you with different information.
If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date.

    The Company's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000).

    Certain information contained and incorporated in the prospectus includes forward-looking statements. These forward-looking statements could be affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, currency and security valuations, competitive conditions, counterparty risk, transactional volume, market liquidity, the impact of current, pending and future legislation and regulation and other risks and uncertainties. The Company disclaims any obligation or undertaking to update publicly or revise any forward-looking statements.

                                USE OF PROCEEDS

    The net proceeds, after payment of underwriting discounts and expenses, from the sale of the Notes offered hereby, estimated to be approximately $338,210,000, will be used by the Company for general corporate purposes.

                         CAPITALIZATION OF THE COMPANY

    The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1998, and as adjusted to reflect the sale of the Notes offered hereby. The table should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the documents incorporated by reference in the accompanying prospectus. See "Documents Incorporated by Reference" in the accompanying prospectus.

                                                                                        SEPTEMBER 30, 1998
                                                                                   ----------------------------
                                                                                      ACTUAL       AS ADJUSTED
                                                                                   -------------  -------------
                                                                                   (IN THOUSANDS EXCEPT SHARES)
Long-term debt (1):
    Medium-Term Senior Notes.....................................................  $   1,814,285  $   1,814,285
    Medium-Term Subordinated Notes...............................................        186,950        186,950
    7% Notes Due March 1, 2000...................................................        199,889        199,889
    6 1/2% Notes Due November 1, 2005............................................        199,564        199,564
    7 5/8% Notes Due February 15, 2014...........................................        199,377        199,377
    7 3/4% Subordinated Notes Due September 1, 2002..............................        174,655        174,655
    9 1/4% Notes Due December 15, 2001...........................................        150,000        150,000
    8 7/8% Notes Due March 15, 2005..............................................        124,669        124,669
    7 7/8% Notes Due February 15, 2003...........................................         99,981         99,981
    Convertible Debentures.......................................................            398            398
    Zero Coupon Bonds............................................................         24,883         24,883
    8 1/4% Notes Due May 1, 2002.................................................        125,000        125,000
    6 3/4% Notes Due February 1, 2006............................................         99,726         99,726
    7 5/8% Notes Due October 15, 2008............................................        147,881        147,881
    6.55% Notes Due April 15, 2008...............................................        249,389        249,389
    6.45% Notes Due December 1, 2003.............................................       --              340,000
Company-obligated 8.30% Mandatorily Redeemable Preferred Securities of Subsidiary
  Trust..........................................................................        195,000        195,000
Company-obligated 8.08% Mandatorily Redeemable Preferred Securities of Subsidiary
  Trust..........................................................................        198,750        198,750
Redeemable Preferred Stock.......................................................        189,528        189,528

Stockholders' Equity:
    Common Stock, $1 par value, 400,000,000 shares authorized; 190,767,103 shares
      issued at September 30, 1998...............................................        190,767        190,767
    Additional Paid-in Capital...................................................      1,481,359      1,481,359
    Retained Earnings............................................................      1,609,899      1,609,899
    Common Stock held in Treasury, at cost: 47,959,342 shares at September 30,
      1998.......................................................................     (1,014,087)    (1,014,087
    Foreign Currency Translation Adjustment......................................         (3,611)        (3,611)
                                                                                   -------------  -------------
Total Capitalization.............................................................  $   6,644,252  $   6,984,252
                                                                                   -------------  -------------
                                                                                   -------------  -------------

------------------------

(1) In addition to the indebtedness shown in the foregoing table, the Company and its consolidated subsidiaries had outstanding at September 30, 1998, short-term bank loans totalling $1,037,279, commercial paper totalling $988,462, and short-term medium-term notes totalling $292,000.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                    NINE MONTHS
                 FISCAL YEAR ENDED DECEMBER 31                         ENDED
---------------------------------------------------------------    SEPTEMBER 30,
   1993         1994         1995         1996         1997            1998
   -----        -----        -----        -----        -----     -----------------
       1.3          1.0          1.1          1.3          1.2             1.2

    For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges and "fixed charges" consist principally of interest expense incurred on securities sold under repurchase agreements, short-term and long-term borrowings and preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

                              DESCRIPTION OF NOTES

    The Notes are entitled 6.45% Notes Due 2003, are unsecured, and will be issued as a series of Senior Securities under an Indenture dated as of March 15, 1988, as amended by a supplemental indenture dated as of September 22, 1989, and by a supplemental indenture dated as of March 22, 1991, between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Trustee"), which is more fully described in the accompanying prospectus (as so amended, the "Indenture"). The statements under this caption are brief summaries of certain provisions of the Notes, do not purport to be complete, and are qualified in their entirety by reference to the Notes and the description of the general terms and provisions of the Securities set forth under the caption "Description of Securities" in the accompanying prospectus.

GENERAL

    The Notes will be limited to $340,000,000 aggregate principal amount, will be issued in fully registered form only in denominations of $1,000 and any integral multiple thereof, and will mature on December 1, 2003. The Notes are not redeemable by the Company prior to maturity.

    The principal and interest on the Notes will be payable and the Notes may be transferred or exchanged at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or at such other places as may be designated pursuant to the Indenture, provided that payment of interest may be made at the option of the Company by check mailed to registered holders. The Notes may be transferred or exchanged, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

INTEREST

    Interest on the Notes will accrue from December 1, 1998 at the rate of 6.45% per annum and will be payable semi-annually on June 1 and December 1 of each year, beginning June 1, 1999, to the persons in whose names the Notes are registered at the close of business on the next preceding
May 15 and November 15, and may be paid by checks mailed to such persons.

CERTAIN RESTRICTIVE PROVISIONS

    The provisions set forth under the caption "Description of Securities--Certain Restrictive Provisions" in the accompanying prospectus will apply to the Notes.

DEFEASANCE

    The Notes will be subject to defeasance as set forth under the caption "Description of Securities-- Defeasance" in the accompanying prospectus.

INFORMATION CONCERNING THE TRUSTEE

    The Chase Manhattan Bank, Trustee under the Indenture, is a depositary for funds and performs other services for, and transacts other banking business with, the Company in the normal course of business.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the Underwriting Agreement, the Company has agreed to sell to PaineWebber, the sole Underwriter, and the Underwriter has agreed to purchase from the Company the entire $340,000,000 aggregate principal amount of the Notes. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the Notes if any Notes are purchased by the Underwriter.

    The Company has been advised by the Underwriter that it proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.30% of the principal amount of the Notes. The Underwriter may allow and such dealers may reallow a concession not in excess of 0.25% of such principal amount. After the initial public offering, the public offering price and such concessions may be changed.

    The Company estimates that, excluding underwriting discounts, it will incur $90,000 in offering expenses in connection with this offering.

    The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriter. No assurance can be given as to whether a trading market for the Notes will develop or as to the liquidity of any such trading market.

    Until the distribution of the Notes is completed, rules of the SEC may limit the ability of the Underwriter to bid for and purchase the Notes. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

    If the Underwriter creates a short position in the Notes in connection with this offering, i.e., if it sells a greater aggregate principal amount of Notes than is set forth on the cover page of this prospectus supplement, the Underwriter may reduce that short position by purchasing Notes in the open market. The Underwriter may also impose a penalty bid on certain selling group members. This means that if the Underwriter purchases Notes in the open market to reduce the Underwriter's short position or to stabilize the price of the Notes, it may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a Note to the extent that it were to discourage resales of the Note.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Notes. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriter is a wholly owned subsidiary of the Company. The underwriting of the Notes offered hereby will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the Underwriter may be required to make in respect thereof.

PROSPECTUS
                            PAINE WEBBER GROUP INC.

                                DEBT SECURITIES

                                 --------------

    Paine Webber Group Inc. (the "Company") intends to issue from time to time in one or more series senior debt securities (the "Senior Securities") and/or subordinated debt securities (the "Subordinated Securities") each of which will be a direct, unsecured obligation of the Company and which will be offered to the public on terms to be determined at the time of sale (the Senior Securities and the Subordinated Securities being herein referred to collectively as the "Securities"). The Securities offered by this Prospectus may be sold for U.S. dollars, foreign currencies or composite currencies and the principal, premium, if any, and any interest on the Securities may be payable in U.S. dollars, foreign currencies or composite currencies. The aggregate initial public offering price of the Securities to be offered by this Prospectus shall not exceed $3,353,115,000 (or the equivalent thereof if any of the Securities are denominated in a foreign currency or a composite currency).

    The Securities of a series may be issued in registered form without coupons, in bearer form with or without coupons attached or in the form of one or more global securities in registered or bearer form. The classification as Senior Securities or Subordinated Securities, specific designation, aggregate principal amount, currency (if other than U.S. dollars) or composite currency in which the principal, premium, if any, or any interest is payable, authorized denominations, offering price, maturity, rate (or method of calculation) and time and place of payment of any interest, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered ("Offered Securities") and any listing on a securities exchange are set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities.

    The Securities may be sold (i) directly to purchasers, (ii) through agents designated from time to time, (iii) to dealers or (iv) through underwriters or a group of underwriters. If agents of the Company or underwriters are involved in the sale of the Offered Securities, their names are set forth in the applicable Prospectus Supplement. If agents of the Company, underwriters or dealers are involved in the sale of the Offered Securities, descriptions of their compensation and indemnification arrangements and the net proceeds to the Company are set forth in the applicable Prospectus Supplement.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------------------

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                              -------------------

    This Prospectus and the related Prospectus Supplement may be used by the Company, PaineWebber Incorporated ("PaineWebber") or PaineWebber International (U.K.) Ltd. ("PaineWebber International"), each a wholly owned subsidiary of the Company, or other affiliates of the Company in connection with offers and sales related to secondary market transactions in the Securities at negotiated prices related to prevailing market prices at the time of sale or otherwise. PaineWebber, PaineWebber International or such other Company affiliates may act as principal or agent in such transactions.

                              -------------------

               The date of this Prospectus is September 23, 1998.

    IN CONNECTION WITH AN OFFERING OR DISTRIBUTION, THE UNDERWRITERS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENTS FOR SUCH OFFERING OR DISTRIBUTION MAY EFFECT TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES OR OTHER SECURITIES OF THE COMPANY. ANY SUCH ACTIVITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

                              -------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statements of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California.

    This Prospectus constitutes a part of certain Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
                              -------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and the Company's Current Report on Form 8-K dated July 15, 1998, as filed with the Commission pursuant to the Exchange Act (File No. 1-7367), are hereby incorporated by reference in this Prospectus.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained herein, in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will furnish without charge upon written or oral request by any person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Assistant Secretary, Paine Webber Group Inc., 1285 Avenue of the Americas, New York, New York 10019, telephone (212) 713-3224.
                              -------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, A PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED BY REFERENCE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PAINE WEBBER GROUP INC. OR ANY AGENT, UNDERWRITER OR DEALER. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEY CONTAIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

    References herein to "U.S. dollars," "dollar," "U.S. $" or "$" are to the lawful currency of the United States.

                                  THE COMPANY

    Paine Webber Group Inc. is a holding company which, together with its operating subsidiaries, forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 17,000 people in 291 offices worldwide.

    The Company's principal line of business is to serve the investment and capital needs of individual and institutional clients through its broker-dealer subsidiary, PaineWebber, and other specialized subsidiaries. These activities are conducted through interrelated business groups, which utilize common operational and administrative personnel and facilities. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the National Association of Securities Dealers Nasdaq Stock Market or in other over-the-counter markets.

    The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PaineWebber and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, fixed income instruments, mutual funds, trusts, wrap-free assets and selected insurance products. The Company may act as a principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account. Also, part of the Private Client Group is the Municipal Securities Group, which structures, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

    Capital Markets is comprised of Research, Global Fixed Income and Commercial Real Estate, Global Equities and Investment Banking.

    The Research Group provides investment advice to institutional and individual investors, and other business areas of the Company, on approximately 800 companies in 61 industry sectors.

    Through the Global Fixed Income and Global Equities groups, the Company places securities for, and executes trades on behalf of, institutional clients, both domestically and internationally. To facilitate client transactions or for the Company's product development efforts, the Company takes positions in fixed income securities, listed and over-the-counter equity securities and holds direct equity investments in partnerships and other entities that invest in fixed income securities, equity securities and other financial instruments.

    The Commercial Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and equity securities, principal lending, debt restructuring, property sales and bulk sales services, and a broad range of other advisory services.

    Through the Investment Banking group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Investment Banking manages and underwrites public and private offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, restructurings and recapitalizations.

    The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc., including Mitchell Hutchins Investment Advisory division, Mitchell Hutchins Institutional Investors Inc., Financial Counselors Inc. and NewCrest Advisors Inc. The Asset Management group provides investment advisory and portfolio management services to mutual funds, institutions, pension funds, endowment funds, individuals and trusts.

    The Transaction Services group includes correspondent services, prime brokerage and securities lending businesses, and specialist trading. Through Correspondent Services Corporation, the Company provides execution and clearing services to broker-dealers in the U.S. and overseas.

    The Company's businesses operate in one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's business is regulated by various agencies, including the Commission, the New York Stock Exchange, the Commodity Futures Trading Commission, the National Association of Securities Dealers, Inc. ("NASD") and the Securities and Futures Authority.

    The Company's principal executive offices are located at 1285 Avenue of the Americas, New York, New York 10019 (Telephone: (212) 713-2000).

    For purposes of the foregoing description, all references to the "Company" refer collectively to Paine Webber Group Inc. and its operating subsidiaries, unless the context otherwise requires, and all references to "PaineWebber" refer to PaineWebber Incorporated.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Securities offered hereby will be used for general corporate purposes, including, but not limited to, funding investments in or extensions of credit to subsidiaries, repayments of indebtedness of the Company or its subsidiaries, and possible acquisitions. The precise amount and timing of the application of the funds will depend upon future requirements and the availability of other funds to the Company and its subsidiaries. Management of the Company expects that the Company and its subsidiaries will engage in additional financings as needs arise.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the five-year period ended December 31, 1997, and the six-month period ended June 30, 1998.

                       FISCAL YEAR ENDED                            SIX MONTHS ENDED
                          DECEMBER 31                                 JUNE 30, 1998
---------------------------------------------------------------  -----------------------
   1993         1994         1995         1996         1997
   -----        -----        -----        -----        -----
       1.3          1.0          1.1          1.3          1.2                1.3

    For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges, "Fixed charges" consist principally of interest expense incurred on securities sold under repurchase agreements, short-term and long-term borrowings, debt issued to affiliated trusts, and that portion of rental expense estimated to be representative of the interest factor.

                           DESCRIPTION OF SECURITIES

    The Senior Securities are to be issued under an Indenture dated as of March 15, 1988, as amended by a supplemental indenture dated as of September 22, 1989, and by a supplemental indenture dated as of March 22, 1991, between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Senior Indenture"). The Subordinated Securities are to be issued under an Indenture dated as of March 15, 1988, as amended by a supplemental indenture dated as of September 22, 1989, by a supplemental indenture dated as of March 22, 1991, and by a supplemental indenture dated as of November 30, 1993, between the Company and Chase Manhattan Bank Delaware (formerly known as Chemical Bank Delaware), as Trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Company may enter into one or more additional indentures providing for Senior Securities or Subordinated Securities with one or more banking institutions organized under the laws of the United States or any state serving as trustee.

Reference is made to the Prospectus Supplement for information regarding the Indenture under which the Offered Securities will be issued.

    The statements under this heading are subject to the detailed provisions of each Indenture. Whenever particular provisions of the Indentures or terms defined therein are referred to, such provisions or definitions are incorporated by reference herein as a part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

    The Securities of a series may be issued in fully registered form without Coupons ("Registered Securities") or in bearer form with or without Coupons attached ("Bearer Securities") or both. Securities of a series may also be issued in whole or in part in the form of one or more global securities (each, a "Global Security"). Unless otherwise specified in the applicable Prospectus Supplement, the Securities will be only Registered Securities. Registered Securities which are book-entry securities ("Book-Entry Securities") may be issued in the form of registered Global Securities. Securities denominated in U.S. dollars will be issued, unless otherwise set forth in the applicable Prospectus Supplement, in denominations of $1,000 or an integral multiple thereof for Registered Securities, and only in the denomination of $5,000 for Bearer Securities. (Section 302)

    Neither of the Indentures limits the aggregate principal amount of Securities which may be issued thereunder. The Securities will be direct, unsecured obligations of the Company. The Subordinated Securities will be subordinated in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Superior Indebtedness as described below under "Subordination".

    If any of the Securities are sold for any foreign currency or composite currency or if principal of (or premium, if any) or any interest on any of the Securities is payable in any foreign currency or composite currency, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Securities and such foreign currency or composite currency will be set forth in the Prospectus Supplement relating thereto.

    If the amount of payments of principal of (or premium, if any) or any interest on any of the Securities is determined with reference to any type of index or formula or changes in prices of particular securities, currencies, intangibles, goods, articles or commodities, the Federal income tax consequences, specific terms and other information with respect to such issue of Securities and such index or formula, securities, currencies, intangibles, goods, articles or commodities will be set forth in the Prospectus Supplement relating thereto.

    The Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. Certain Securities may be issued which provide for an amount less than the principal amount thereof to be due and payable in the event of an acceleration of the maturity thereof (each an "Original Issue Discount Security"), including by reason of redemption or early repayment. Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount (which may be substantial) below their stated principal amount. Certain Original Issue Discount Securities may be issued with original issue discount for United States Federal income tax purposes. The Prospectus Supplement with respect to any Offered Securities issued with such original issue discount will contain a discussion of Federal income tax considerations with respect thereto.

    Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (i) the title and any limit on the aggregate principal amount of the Offered Securities and whether the Offered Securities are Senior Securities or Subordinated Securities; (ii) the percentage of their principal amount at which the Offered Securities will be issued; (iii) the date or dates on which the Offered Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Securities will bear interest or the method of determining such rate or rates; (v) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (vi) the place where the principal of (and premium, if any) and interest, if any, on the Offered Securities will be payable; (vii) the terms for redemption or early repayment, if any, including any mandatory or optional sinking fund or analogous provision; (viii) the terms, if any, on which the Offered Securities may be converted into or exchanged for stock or other securities of the Company or other entities, any specific terms relating to the adjustment therof and the period during which the Offered Securities may be so converted or exchanged; (ix) the principal amount of any Offered Securities which are Original Issue Discount Securities that is payable upon acceleration of the maturity of such Offered Securities; (x) if other than U.S. dollars, the currency, currencies, composite currency or composite currencies for which the Offered Securities may be purchased and the currency, currencies, composite currency or composite currencies in which the payment of principal of (or premium, if any) or any interest on such Offered Securities will be made and, if the Company or the Holders of Offered Securities may elect to receive such payment in a currency, currencies, composite currency or composite currencies other than that in which the Offered Securities are stated to be payable, then, the period or periods within which, and the terms and conditions upon which, such election may be made and, if the amount of such payments may be determined with reference to an index based on a currency, currencies, composite currency or composite currencies other than that in which the Offered Securities are stated to be payable, then the manner in which such amounts shall be determined; (xi) whether the Offered Securities will be issued as Registered Securities or Bearer Securities or both and the terms upon which any Bearer Securities of such series may be exchanged for Registered Securities of such series; (xii) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary or depositaries for such Global Security or Securities; (xiii) if a temporary Global Security is to be issued with respect to some of or all the Offered Securities, any requirements for certification of ownership by non-United States persons that will apply prior to (a) the issuance of a definitive Security or (b) the payment of interest on an interest payment date that occurs before the issuance of a definitive Security; (xiv) if a temporary Global Security is to be issued with respect to some of or all the Offered Securities, the terms upon which interests in such temporary Global Security may be exchanged for interests in a definitive Global Security or for definitive Securities and the terms upon which interests in a definitive Global Security, if any, may be exchanged for definitive Securities; (xv) whether and under what circumstances the Company will pay additional amounts to certain Holders of Offered Securities in respect of any tax, assessment or governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Securities rather than pay any additional amounts; (xvi) if the amount of payments of principal of (or premium, if any) or any interest on the Offered Securities may be determined with reference to an index based on the prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities, or otherwise by application of a formula, the manner in which such amounts shall be determined; (xvii) any additional Events of Default (as defined below under "Events of Default, Notice and Waiver") or restrictive covenants provided for with respect to the Offered Securities; and (xviii) any other terms of the Offered Securities not inconsistent with the applicable Indenture.

    If any Offered Securities are Bearer Securities, the Prospectus Supplement will describe any applicable restrictions (including, without limitation, any restrictions required to comply with United States Federal income tax laws and regulations) on the offer, sale and delivery of such Bearer Securities in addition to those set forth under "Limitations on Issuance of Bearer Securities."

    Each Indenture provides that, at the option of the Company, interest on the Registered Securities of any series that bears interest may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register. (Section 301)

    The Indentures do not prohibit (i) a consolidation, merger or sale of assets or other similar transactions that may adversely affect the creditworthiness of the Company or a successor or combined entity, (ii) a change of control of the Company or (iii) leveraged transactions involving the Company, whether or not involving a change of control. In addition, under the terms of the Indentures the Company is entitled to defease the Offered Securities. As a result, the Indentures do not protect Holders against a substantial decline in the value of the Offered Securities which may result from the aforementioned transactions.

EXCHANGE, REGISTRATION AND TRANSFER

    Registered Securities (other than a Global Security, except as provided below) of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of any authorized denominations. In addition, if Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured Coupons, except as provided below, and all matured Coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities with Coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the Coupon relating to such date for payment of interest and interest will not be payable on such date in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such Coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

    No service charge will be made for any transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 305)

    Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security, except as provided below) may be presented for registration of transfer (duly endorsed, or accompanied by a satisfactory instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. The Company has appointed The Chase Manhattan Bank as Security Registrar for each Indenture. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Securities. (Section 1002)

    The Company shall not be required to: (i) issue, register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (a) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

    For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "Global Securities" below.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time and payment of interest on Bearer Securities with Coupons appertaining thereto will be made only against surrender of the Coupon relating to the applicable Interest Payment Date. (Sections 311 and 1002) Unless otherwise indicated in an applicable Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and any interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Section
301) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

    Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of The Chase Manhattan Bank in the Borough of Manhattan, The City of New York, will be designated as the Company's Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Offered Securities (subject to the limitation described above in the case of Bearer Securities). Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any Coupons appertaining thereto may be presented and surrendered for payment; provided that if any of the Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series. (Section 1002)

    All money paid by the Company to a Paying Agent for the payment of principal of (or premium, if any) or any interest on any Security or Coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Security or Coupon will thereafter look only to the Company for payment thereof. (Section 1003)

    If so specified in an applicable Prospectus Supplement, the Company may, at its option, defer payments of interest otherwise payable on an Interest Payment Date for a period and upon the terms and conditions described in such Prospectus Supplement.

GLOBAL SECURITIES

    If so specified in an applicable Prospectus Supplement, all or any portion of the Securities of a series may be issued in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. Unless otherwise specified in the applicable Prospectus Supplement, the Company anticipates that the following provisions will apply to all depositary arrangements.

    Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters of such Securities, by certain agents of the Company or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants in such Depositary. Ownership of a beneficial interest in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture governing such Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under such Indenture.

    Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities," payment of principal of (and premium, if any) and any interest on Securities registered in the name of or held by a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Securities. None of the Company, the Trustee for such Securities, any Paying Agent, any Authenticating Agent or the Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security representing such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section
307)

    The Company expects that the Depositary for Securities, upon receipt of any payment of principal of (or premium, if any) or any interest on a definitive Global Security representing such Securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal of (or premium, if any) or any interest on such Global Security will be subject to the restrictions discussed under "Limitation on Issuance of Bearer Securities."

    Unless and until it is exchanged in whole for Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 312) If a Depositary for Securities of any series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Securities of such series in like tenor and terms in definitive registered form in exchange for the Global Security or Global Securities representing all such Securities. Further, an owner of a beneficial interest in a Global Security representing Securities of a series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Securities of such series in definitive registered form. In addition, the Company may at any time and in its sole discretion determine not to have any Securities of a series represented by Global Securities and, in such event, will issue Securities of such series in like tenor and terms in definitive registered form in exchange for the Global Security or Global Securities representing all such Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in aggregate principal amount to such beneficial interest and to have such Securities registered in the name of the owner of such beneficial interest. (Section 312)

    If so specified in an applicable Prospectus Supplement, all or any portion of the Securities of a series that are issuable as Bearer Securities initially will be represented by one or more temporary Global Securities, with one or more Coupons or without Coupons, to be deposited with a common depository in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel"), for credit to the respective accounts of the beneficial owners of such Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in an applicable Prospectus Supplement, each such temporary Global Security will be exchangeable for a like aggregate principal amount of definitive Securities in like tenor and terms in bearer form, registered form or definitive global bearer form, or any combination thereof, as specified in an applicable Prospectus Supplement. No Bearer Security (including a Global Security in definitive bearer form) delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities") in connection with such exchange. (Sections 303 and 304)

    Unless otherwise specified in an applicable Prospectus Supplement, definitive Securities in respect of any portion of a temporary Global Security will only be delivered, and interest in respect of any portion of a temporary Global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Securities will only be paid, upon delivery of a certificate signed by Euroclear or Cedel, as the case may be, with respect to the portion of the temporary Global Security held for the account of the beneficial owner in the form required by the applicable Indenture. Such certificate must be dated no earlier than the exchange date or such Interest Payment Date, as the case may be, and must be based on statements provided to Euroclear or Cedel, as applicable, by its account holders who are beneficial owners of interests in such temporary Global Security to the effect that such portion is beneficially owned (i) by a person that is not a United States person or (ii) by or through a qualifying financial institution in compliance with applicable Treasury regulations.

    If any Securities of a series are issuable in definitive global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive Global Security may exchange such interests for Securities of such series and of like tenor, terms and principal amount in any authorized form and denomination. No Bearer Security delivered in exchange for a portion of a definitive Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 305) A Person having a beneficial interest in a definitive Global Security, except with respect to payment of principal of (and premium, if any) and any interest on such definitive Global Security, will be treated as a Holder of such principal amount of Outstanding Securities represented by such definitive Global Security as shall be specified in a written statement of the Holder of such definitive Global Security, or, in the case of a definitive Global Security in bearer form, of Euroclear or Cedel, which is produced to the Trustee by such Person. (Section 203) Principal of (and premium, if any) and any interest on a definitive Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN RESTRICTIVE PROVISIONS

    The Senior Indenture relating to Offered Securities to be issued on a parity with other senior indebtedness of the Company provides that, with certain limited exceptions, the Company will not, nor will it permit any Restricted Subsidiary (as defined in the Senior Indenture) to, pledge as security for any loan the capital stock or indebtedness of any Restricted Subsidiary or create, incur, assume or permit to exist any lien on any property or asset of the Company. (Section 1008) Such provisions shall apply to all such Offered Securities unless the applicable Prospectus Supplement expressly states otherwise.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Each Indenture provides that the Company, without the consent of any Holders of Securities, may consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any Person or may acquire or lease the assets of any Person substantially as an entirety or may permit any corporation to merge into the Company provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation, if other than the Company, assumes the Company's obligations under such Indenture and the Securities issued thereunder; (iii) immediately after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURES

    Each Indenture provides that the Company and the Trustee thereunder may, without the consent of any Holders of Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Securities or, provided such action shall not adversely affect the interests of the Holders of any series of Securities in any material respect, curing ambiguities or inconsistencies in such Indenture or making other provisions. (Section 901)

    Each Indenture contains provisions permitting the Company, with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of each affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or modifying the rights of the Holders of the Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all the Outstanding Securities affected thereby, among other things: (i) change the maturity of the principal of, or any installment of principal of or interest on, any of the Securities; (ii) reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon; (iii) reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity; (iv) change the currency, currencies, composite currency or composite currencies in which any of the Securities or any premium or interest thereon is payable; (v) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture; (vi) impair the right to institute suit for the enforcement of any payment due on any Securities on or after their applicable maturity date; (vii) reduce the percentage in principal amount of the Outstanding Securities of any series the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such Indenture; or
(viii) with certain exceptions, modify the provisions for the waiver of certain covenants and defaults and any of the foregoing provisions. (Section 902)

WAIVER OF CERTAIN COVENANTS

    The Senior Indenture provides that the Company will not be required to comply with certain restrictive covenants (including those described above under "Certain Restrictive Provisions") if the Holders of not less than 66 2/3% in principal amount of each series of Outstanding Securities affected thereby waive compliance with such restrictive covenants. (Section 1005)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    An Event of Default in respect of any series of Securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each Indenture to be: (i) a default for 30 days in the payment of any installment of interest upon any of the Securities of such series when due; (ii) a default in the payment of principal of (or premium, if any, on) any of the Securities of such series when due; (iii) a default in the deposit of any sinking fund payment when the same becomes due by the terms of the Securities of such series; (iv) a default in the performance, or breach, of any other covenants or warranties of the Company in the applicable Indenture which shall not have been remedied for a period of 60 days after notice from the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and
(vi) such other events as may be specified for such series. (Section 501)

    Each Indenture provides that if an Event of Default specified therein in respect of any series of Outstanding Securities issued under such Indenture shall have occurred and be continuing, either the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal (or, if such Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such Securities) of all of the Outstanding Securities of such series to be immediately due and payable. (Section 502)

    Each Indenture provides that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such

Trustee, with respect to the Securities of such series, provided that such Trustee may act in any way that is not inconsistent with such directions and may decline to act if any such direction is contrary to law or to such Indenture or would involve such Trustee in personal liability. (Section 512)

    Each Indenture provides that the Holders of not less than a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all of the Outstanding Securities of such series waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or any interest on any of the Securities of such series or (ii) in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the Holders of all of the Outstanding Securities of such series affected thereby. (Section 513)

    Each Indenture contains provisions entitling the Trustee thereunder, subject to the duty of such Trustee during an Event of Default in respect of any series of Securities to act with the required standard of care, to be indemnified by the Holders of the Securities of such series before proceeding to exercise any right or power under such Indenture at the request of the Holders of the Securities of such series. (Sections 601 and 603)

    Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default in respect of any series of Securities, give to the Holders of the Securities of such series notice of all uncured and unwaived defaults known to it; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the Securities of such series, such Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Securities of such series; and PROVIDED, FURTHER, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance, or breach, of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the Securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Securities of such series. (Section 602)

    Each Indenture requires the Company to file annually with the Trustee thereunder a certificate, executed by an officer of the Company, indicating whether the Company is in default under such Indenture. (Section 1004)

MEETINGS

    Each Indenture contains provisions for convening meetings of the Holders of Securities of a series if Securities of that series are issuable as Bearer Securities to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by such Holders pursuant to such Indenture. (Section 1301). A meeting may be called at any time by the Trustee under the applicable Indenture, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302) Persons entitled to vote a majority in principal amount of the Outstanding Securities of a series shall constitute a quorum at a meeting of Holders of Securities of such series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which is required to be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the Persons entitled to vote 66 2/3% in principal amount of the Outstanding Securities of such series shall constitute a quorum. In the absence of a quorum, (i) a meeting called by the Company or the Trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days and (ii) a meeting called by the Holders shall be dissolved. Any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage in principal amount of Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of

Holders of Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Securities of that series and of the related Coupons whether or not present or represented at the meeting. With respect to any consent, waiver or other action which the applicable Indenture expressly provides may be given by the Holders of a specified percentage of Outstanding Securities of all series affected thereby (acting as one class), only the principal amount of Outstanding Securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of Outstanding Securities of all series affected thereby favoring such action. (Section 1304)

NOTICES

    Except as otherwise provided in each Indenture, notices to Holders of Bearer Securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in such Bearer Securities and will be mailed to such Persons whose names and addresses were previously filed with the Trustee under the applicable Indenture within the two preceding years, within the time prescribed for the giving of such notice. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register, within the time prescribed for the giving of such notice. (Section
106)

TITLE

    Title to any Bearer Securities (including Bearer Securities that are Global Securities) and any Coupons appertaining thereto will pass by delivery. The Company, the appropriate Trustee and any agent of the Company or such Trustee may treat the Holder of any Bearer Security, the Holder of any Coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or Coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF SECURITIES AND COUPONS

    Any mutilated Security and any Security with a mutilated Coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such mutilated Security or Security with a mutilated Coupon to the appropriate Trustee. Securities or Coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the appropriate Trustee of evidence of the destruction, loss or theft thereof satisfactory to the Company and such Trustee; in the case of any Coupon which becomes destroyed, stolen or lost, such Coupon will be replaced (upon surrender to the appropriate Trustee of the Security with all appurtenant Coupons not destroyed, stolen or lost) by issuance of a new Security in exchange for the Security to which such Coupon appertains. In the case of a destroyed, lost or stolen Security or Coupon, an indemnity satisfactory to the appropriate Trustee and the Company may be required at the expense of the Holder of such Security or Coupon before a replacement Security will be issued. (Section 306)

DEFEASANCE

    Unless the Prospectus Supplement relating to the Offered Securities provides otherwise, the Company at its option (i) will be Discharged (as such term is defined in the applicable Indenture) from any and all obligations in respect of the Offered Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities and Coupons, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain restrictive covenants of the applicable Indenture (including those described above under "Certain Restrictive Provisions"), if there is deposited with the Trustee money and/or (a) in the case of Securities and Coupons denominated in U.S. dollars, U.S. Government Obligations (as defined in the applicable Indenture), or (b) in the case of Securities and Coupons denominated in a foreign currency, Foreign Government Securities (as defined in the applicable Indenture), which in each case through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay in the currency, currencies, composite currency or composite currencies in which the Offered Securities are payable all the principal of, and interest on, the Offered Securities on the dates such payments are due in accordance with the terms of the Offered Securities. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the appropriate Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Offered Securities to recognize income, gain or loss for United States Federal income tax purposes and that the Holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. (Sections 401 and 403)

SUBORDINATION

    The payment of the principal of (and premium, if any) and any interest on the Subordinated Securities, including sinking fund payments, is subordinated in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Superior Indebtedness. (Section
1401) Superior Indebtedness is defined as (i) the principal of, premium, if any, and accrued and unpaid interest on (a) indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed, (b) guarantees by the Company of indebtedness for money borrowed by any other person, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed, (c) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guarantees or otherwise, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed, and (d) obligations of the Company under any agreement to lease, or any lease of, any real or personal property, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed, (ii) any other indebtedness, liability or obligation, contingent or otherwise, of the Company and any guarantee, endorsement or other contingent obligation of the Company in respect of any indebtedness, liability or obligation, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed, and (iii) modifications, renewals, extensions and refundings of any such indebtedness, liabilities, obligations or guarantees; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liabilities, obligations or guarantees, or such modification, renewal, extension or refunding thereof, are not superior in right of payment to the Subordinated Securities; PROVIDED, HOWEVER, that Superior Indebtedness will not be deemed to include, and the Subordinated Securities will rank equal in right of payment to, the Company's 7 3/4% Subordinated Notes due 2002, and all other such subordinated securities, including but not limited to the Medium-Term Subordinated Notes, Series D, of the Company, or any obligation of the Company to any subsidiary; PROVIDED FURTHER, HOWEVER, that, notwithstanding the foregoing, Superior Indebtedness will not be deemed to include, and the Subordinated Securities will rank senior in right of payment to, the Company's unsecured debentures issued under the Indenture dated as of December 9, 1996, between the Company and The Chase Manhattan Bank, as Trustee, including but not limited to the Company's 8.30% Junior Subordinated Debentures due 2036 and 8.08% Junior Subordinated Debentures due 2037. (Sections 101, 1401 and 1408) The Subordinated Indenture and the Subordinated Securities do not contain any covenants or other provisions that would limit the issuance of additional Superior Indebtedness.

    No payment by the Company on account of principal of (or premium, if any) or any interest on the Subordinated Securities, including sinking fund payments, may be made if any default or event of default with respect to any Superior Indebtedness shall have occurred and be continuing and written notice thereof shall have been given to the Trustee by the Company or to the Company and the Trustee by the holders of at least 10% in principal amount of any kind or category of any Superior Indebtedness (or a representative or trustee on their behalf). Upon any acceleration of the principal due on the Subordinated Securities or any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of (and premium, if any) and interest due or to become due on all Superior Indebtedness must be paid in full before the holders of Subordinated Securities are entitled to receive or retain any payment (other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment which does not alter the rights of holders of Superior Indebtedness).

Subject to the payment in full of all Superior Indebtedness, the holders of the Subordinated Securities are to be subrogated to the rights of the holders of Superior Indebtedness to receive payments or distributions of assets of the Company applicable to Superior Indebtedness until the Subordinated Securities are paid in full. (Section 1402) By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Superior Indebtedness, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Subordinated Securities.

    The Company's rights and the rights of its creditors (including holders of Senior Securities and Subordinated Securities) to participate in any distribution of assets of any subsidiary of the Company upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Also, dividend payments and advances to the Company by PaineWebber are restricted by the provisions of the net capital rules of the Commission and the NYSE and covenants in various loan agreements. The operations of the Company are conducted through its subsidiaries and, therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Senior Securities and Subordinated Securities. The Senior Securities and Subordinated Securities will be effectively subordinated to all indebtedness of the Company's subsidiaries. As of June 30, 1998, the aggregate amount of indebtedness of the Company's subsidiaries (such indebtedness consisting of short-term borrowings and excluding short-term and long-term borrowings owed directly or indirectly to the Company or another subsidiary) to which holders of the Senior Securities and Subordinated Securities would have been structurally subordinated was approximately $660 million.

GOVERNING LAW

    The Indenture, the Securities and the Coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

THE TRUSTEES UNDER THE INDENTURES

    The Chase Manhattan Bank is the Trustee under the Senior Indenture. The Chase Manhattan Bank is a depositary for funds and performs other services for, and transacts other banking business with, the Company in the normal course of business.

    Chase Manhattan Bank Delaware is the Trustee under the Subordinated
Indenture.

                                 ERISA MATTERS

    The Company, PaineWebber, PaineWebber International and other affiliates of the Company may each be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to many employee benefit plans ("Plans") that are subject to ERISA or discribed in Section 4975 of the Code. The purchase of Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company, PaineWebber, PaineWebber International or any other affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Securities are acquired pursuant to and in accordance with an applicable exemption issued by the U.S. Department of Labor. In addition, ERISA imposes specific requirements on fiduciaries of Plans subject to ERISA, namely, that they make prudent investments, diversify investments, make investments in accordance with the terms of the Plan documents and in the best interests of Plan participants and beneficiaries. ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY SECURITIES SHOULD DETERMINE THAT THE SECURITIES ARE AN APPROPRIATE INVESTMENT IN LIGHT OF ERISA'S FIDUCIARY STANDARDS AND CONSULT WITH ITS COUNSEL TO DETERMINE THAT THE INVESTMENT IS NOT OTHERWISE PROHIBITED UNDER ERISA OR THE CODE.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby (i) directly to one or more purchasers, (ii) through agents designated from time to time, (iii) to dealers or (iv) through underwriters or a group of underwriters. The applicable Prospectus Supplement will set forth the terms of the offering of any Offered Securities, including the name or names of any underwriters, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed. If a bidding or auction process is utilized, it will be described in the Prospectus Supplement.

    If underwriters are used in the sale, Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities will be named, and any commissions payable by the Company to such agents will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

    Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

    Unless otherwise specified in the applicable Prospectus Supplement, the Company and each underwriter, dealer and agent participating in the distribution of any Offered Securities which are issuable in bearer form will agree that, in connection with the original issuance of any Bearer Security and during the period ending 40 days after the date of original issuance of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a United States person or to any person within the United States, except to the extent permitted under applicable Treasury regulations. Any other restrictions on the offer or sale of Offered Securities in or from jurisdictions other than the United States or within the United States will be set forth in the applicable Prospectus Supplement.

    All Offered Securities will be a new issue of securities with no established trading market. Certain agents through whom, and underwriters to whom, Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such agents and underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

    PaineWebber, PaineWebber International or one or more other affiliates of the Company may participate in distributions of the Offered Securities. All distributions of the Offered Securities will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States Federal income tax laws and regulations, in general a Bearer Security may not be offered, sold or delivered, directly or indirectly, to a United States person or to any person within the United States in connection with the original issuance of such Bearer Security or during the period ending 40 days after the date of original issuance of such Bearer Security. However, offers or sales can be made during this period to certain institutions, including certain international organizations and foreign branches of U.S. financial institutions (a "qualifying financial institution"), that satisfy the requirements prescribed by applicable Treasury regulations. In addition, sales can be made to a United States person acquiring a Bearer Security through a qualifying financial institution in compliance with applicable Treasury regulations. Definitive Bearer Securies will not be delivered to a holder, however, unless the beneficial owner of the Securities has complied with the certification requirements described above under "Description of Securities--Global Securities" or, in any event, within the United States.

    Bearer Securities will bear the following legend on their face and on any Coupons which may be detached therefrom or, if the obligation is evidenced by a book entry, in the book of record in which the book entry is made: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code". The Sections referred to in such legend provide that, with certain exceptions, a United States taxpayer who holds a Bearer Security will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on, the sale, exchange, redemption or other disposition of such Bearer Security.

    As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America and its possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa and the Northern Mariana Islands).

                                 LEGAL MATTERS

    The validity of the Securities offered hereby will be passed upon for the Company by its General Counsel, Theodore A. Levine. Mr. Levine beneficially owns, or has rights to acquire under an employee benefit plan of the Company, an aggregate of less than 1% of the common stock of the Company. Certain legal matters relating to the Securities will be passed upon for the agents or underwriters, if any, by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York. Cravath, Swaine & Moore acts from time to time as legal counsel to the Company and its subsidiaries on various matters.

                                    EXPERTS

    The consolidated financial statements of the Company for the year ended December 31, 1997, incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $340,000,000

                            PAINE WEBBER GROUP INC.
                              6.45% NOTES DUE 2003

                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                            PAINEWEBBER INCORPORATED

                               ------------------

                               NOVEMBER 25, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------